EXHIBIT 99.1
FOR IMMEDIATE RELEASE

Contact:                 Paul S. Feeley
Senior Vice President, Treasurer and
   Chief Financial Officer
(617) 628-4000

CENTRAL BANCORP, INC. RECEIVES PRELIMINARY
APPROVAL FOR $10.0 MILLION OF SBLF CAPITAL

SOMERVILLE, MASSACHUSETTS, August 2, 2011 — Central Bancorp, Inc. (NASDAQ Global Market: CEBK) (the “Company”), the parent company of Central Co-operative Bank (the “Bank”), today announced that it has received preliminary approval to receive an investment of up to $10.0 million in the Company's preferred stock from the United States Department of the Treasury under the Small Business Lending Fund (the "SBLF"). The SBLF is a voluntary program intended to encourage small business lending by providing capital to qualified community banks at favorable rates.

The Company intends to use up to $10.0 million in SBLF funds to redeem the shares of preferred stock issued to the Treasury under the TARP Capital Purchase Program. Subject to review of the SBLF documentation by the Company and final due diligence by the Treasury, the Company expects to seek the full amount of the approved investment. Closing is expected to occur during August 2011.

Central Bancorp, Inc. is the holding company for Central Bank, whose legal name is Central Co-operative Bank, a Massachusetts-chartered co-operative bank operating nine full-service banking offices, a limited service high school branch in suburban Boston and a standalone 24-hour automated teller machine in Somerville.

This press release may contain certain forward-looking statements, which are based on management’s current expectations regarding economic, legislative and regulatory issues that may impact the Company’s earnings in future periods.  Factors that could cause future results to vary materially from current management expectations include, but are not limited to, the results of the Treasury’s final due diligence review regarding the Company’s SBLF participation, general economic conditions, changes in interest rates, deposit flows, real estate values and competition, changes in accounting principles, policies or guidelines, changes in legislation or regulation, and other economic, competitive, governmental, regulatory and technological factors affecting the Company’s operations, pricing, products and services.